Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WOR - Q2 2015 Worthington Industries Inc Earnings Call

EVENT DATE/TIME: DECEMBER 18, 2014 / 03:30PM GMT

CORPORATE PARTICIPANTS

 Cathy Lyttle Worthington Industries, Inc. - VP IR & Corporate Communications

 John McConnell Worthington Industries, Inc. - Chairman, CEO

 Andy Rose Worthington Industries, Inc. - EVP, CFO

 Mark Russell Worthington Industries, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

 Gayle Podurgiel Credit Suisse - Analyst

 Aldo Mazzaferro Macquarie Research - Analyst

 John Tumazos Tumazos Very Independent Research - Analyst

 Tyler Kenyon KeyBanc Capital Markets - Analyst

 Luke Folta Jefferies & Co. - Analyst

 Dan Whalen Topeka Capital Markets - Analyst

 Charles Bradford Bradford Research - Analyst

 PRESENTATION

Operator

 Good morning and welcome to the Worthington Industries second-quarter 2015 earnings conference call. All participants will be able to listen only until the question-and-answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I would like to introduce Miss Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

Cathy Lyttle - Worthington Industries, Inc. - VP IR & Corporate Communications

Thanks Cynthia. Good morning. Thanks for joining us on our second-quarter earnings conference call.

As a reminder, certain statements made on this call are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. Therefore, these statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. Please review our earnings release issued last evening for more detail on those factors that could cause actual results to differ materially.

If you would like to listen to today's call again, a replay will be made available later on our website.

On the call this morning with you are John McConnell, Chairman and Chief Executive Officer, Mark Russell, President and Chief Operating Officer, and Andy Rose, Executive Vice President and Chief Financial Officer. John will start us off.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

Thank you Cathy. Good morning and thank you for joining us today.

This quarter saw good topline growth. Excellent performances were delivered by our steel company and our WAVE joint venture. Now, as I mentioned in the press release, the rest of the Company performed well with the exception of two facilities which pulled down our overall earnings. One was in Engineered Cabs and the other was one of our recent acquisitions serving the oil and gas market. Mark will expand on this somewhat in his comments.

Even though our overall earnings this quarter were disappointing and below our internal expectations, we will easily achieve our primary objective of delivering strong year-over-year growth in sales and earnings. Now I'll turn the call over to Andy Rose.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO
 Thank you, John, and good morning everyone. The Company delivered strong revenue growth in the second quarter of fiscal 2015 that elevated manufacturing costs in a few isolated plants and inventory holding losses from declining steel prices hindered profit growth. Demand is generally good in most of our key end markets with the exception of agriculture, but excessive costs related to bringing new capacity online in oil and gas equipment in Pressure Cylinders and the ramp up of new products at our Florence plant in Engineered Cabs lowered earnings during the quarter. The good news here is that we believe these issues are controllable and temporary and we are already taking steps to bring these costs back in line with historical norms.

Quarterly earnings on an adjusted basis were $0.55 per share, down $0.01 per share from the prior-year quarter. However, declining steel prices caused inventory holding losses estimated at $0.01 per share during the quarter as compared to inventory holding gains of approximately $0.04 per share in the prior-year quarter when prices were rising.

It's also worth noting that our effective tax rate increased from 26.9% in the prior-year quarter to 34.6% in the current quarter, also negatively impacting earnings per share.

SG&A expense declined $1 million this quarter and as a percentage of sales fell to 8.9% from 10.2%. Cylinders operating income was up $1.3 million year-over-year to $9.6 million, driven by acquisitions. Excluding the restructuring charges, operating income was up $1.5 million to $19.6 million.

Steel Processing operating income was down $900,000 to $33.9 million from the prior-year quarter. The inventory holding losses mentioned previously and higher manufacturing costs in our cold rolled business unit were the primary drivers. Volumes were up 10% and remain strong across most markets with the exception of agriculture.

Revenue in Engineered Cabs was up modestly, but operating losses of $5.6 million resulted from heavy investment in scrap, rework and overtime related to the startup costs for several new product launches at our Florence facility.

Equity income from our joint ventures during the quarter was up $1.2 million led by increases at WAVE and ArtiFlex offset by declines at ClarkDietrich, where increased volumes were offset by margin pressure. We received dividends of $21.7 million from the JVs during the quarter.

EBITDA for the quarter adjusted for restructuring charges was $90 million, up from $86 million in the prior-year quarter. Free cash flow for the quarter was negative $21 million after capital expenditures of $23 million. Dividends paid during the quarter were $12.1 million.

Yesterday the board declared an $0.18 per share dividend for the third quarter payable in March 2015. We repurchased 600,000 shares for $21.5 million during the quarter at an average price of $35.91. During the quarter, we also spent $11.9 million on the acquisition of dHybrid Systems, a manufacturer of compressed natural gas fuel systems.

Debt was up by $19 million during the quarter to $686 million primarily related to construction of our new cryogenics manufacturing facility in Turkey. Interest expense was up $3.4 million over the prior year due to our $250 million long-term debt issuance back in April. $100 million of our existing long-term debt was retired at maturity yesterday with approximately $60 million of excess cash and the balance with proceeds from our trade receivable securitization facility. Our run rate interest expense should be around $8 million quarterly or $32 million annually following the debt reduction.

Our balance sheet continues to have modest leverage and significant available capital. After this repayment, we have total funded debt of $632 million, cash of $37 million, and $478 million available under our revolving credit facilities.

While we did not achieve our growth target for the second-quarter earnings, we continue to have confidence in our strategy and plan to deliver solid year-over-year growth in earnings and cash flow during fiscal 2015. Our transformation has lifted profits and reignited growth in Steel Processing where market share gains and margin improvement continues. Pressure Cylinders has successfully expanded into alternative fuels, oil and gas equipment, and cryogenics, three growing business units that did not exist in our company four years ago. Demand is good across most of our major end markets and we remain confident in our ability to deliver solid growth in the first half 2015.

I will now pass the call to Mark Russell who will discuss operations.

Mark Russell - Worthington Industries, Inc. - President, COO

Thanks Andy. Our Pressure Cylinders growth trend continued during the quarter. In oil and gas equipment, recent acquisitions drove a sales increase of 80% compared to last year. Four of our five oil and gas equipment facilities met or exceeded our expectations in the quarter.

We are particularly pleased with our growth trend in the treatment and separation market which we serve from our facilities in Wooster, Ohio and Skiatook, Oklahoma. Our recently acquired Skiatook facility had an outstanding quarter, and customers continue to love the performance and cost effectiveness of our patented horizontal separation equipment.

Our storage facility -- our storage tank facility in Garden City, Kansas saw increased costs and decreased margins as our attempt to add shifts and increase capacity and to expand our commercial reach with sales into the Dakotas didn't meet our targets. We're focused on driving productivity and margins there back towards our targets, and we are confident we will be able to do that over the next few quarters.

We have not yet seen any demand decrease in oil and gas equipment due to declining oil prices, and we see little decline even on the horizon in the plays that depends on the price of natural gas more than oil. If low prices persist and well completions do decline, however, our operations have relatively low fixed costs and, if necessary, we are prepared to scale to lower demand levels fairly quickly.

In our industrial products business, sales were off 6% compared to last year as we lost about a week's worth of production at our Austria facility due to a fire there, and continued general economic weakness persisted in Europe. Consumer products sales increased 18% compared to last year, although our financial results were still affected by the temporary cost of consolidating operations into our Chilton, Wisconsin operation. We are beginning to see what we expect will soon be significant cost and productivity benefits there.

Alternative fuel sales were up 4% as North American customers continued to adopt compressed natural gas, or CNG, for refuse in class 8 trucks and mass transit buses. Shipments in Europe were softer.

During the quarter, we acquired a majority of dHybrid, a leading manufacturer of CNG fuel systems. dHybrid has a very entrepreneurial leadership and is off to a great start with significant growth potential.

Our cryogenic products volume in North America continues to grow. Sales of existing products were up and we continued to expand our product offering during the quarter. European and Middle Eastern volume was softer. Construction of our new world-class cryogenic facility in Turkey continues on schedule for completion next year. Our recently acquired aluminum and stainless cryogenic transport trailer manufacturer, James Russell Engineering, added to their sales backlog in the quarter.

In our Engineered Cabs business, construction market sales were up 18% and forestry was up 24%, but that was more than offset by continued softness in mining demand and a 35% decline in agricultural sales combined with high manufacturing costs in our Florence, South Carolina facility. We believe we will be able to address the challenges in our Florence facility in the next few quarters.

Note that our other facilities in Greenville, Tennessee and Watertown, South Dakota continue to show consistent and even transformational improvements. These facilities are both showing results that so far correlate with the early indicators of traction in our previous successful transformation efforts.

Our Steel Processing business had another outstanding quarter with record performance. Direct volume was up 8%. Total volume was up 13%. Comparing that to the 3.4% increase in the total shipments reported by the MSCI for the same period indicates that we continue to gain market share. Our auto shipments to the Detroit Three were up 21%. Heavy truck was up 20%, and construction was up 19%. Agriculture, off 25%, was the only weak segment for steel.

All of our steel facilities performed a high level of the quarter. Galvanized product volume was especially strong as record performance at our Delta, Ohio facility was only slightly offset by marginally softer volume at our Spartan JV facility in Michigan. The slight decline at Spartan should be temporary as our new partner, AK Steel, incorporates their newly acquired integrated mill capacity in Michigan into their overall matrix.

Our cold rolling facilities had slightly higher freight and outside processing costs during the quarter. We'll drive most of this cost back down in future quarters though a small portion of it is likely to become structural as new government trucking regulations have resulted in what appears to be a permanent increase in freight cost per mile. The steel company's tailor welded blanks joint venture with Wuhan Iron and Steel continues to grow, taking advantage of the automotive light weighting trend as OEMs increase the number of parts they design with our tailor welded blanks.

We are also seeing increased demand for TWB's new tailor welded coil technology, which can be even more efficient than blanks for progressive die applications. Production trials continue on North America's first aluminum tailor welded blanks line at TWB where we use friction stir welding technology rather than lasers. We are also investing to expand our capability to process high-strength steels for hot-formed and pressed cold blank applications.

Our Serviacero joint venture in Mexico continued their string of record volumes, but we saw slightly lower margins this quarter compared to last year. Our growth prospects in Mexico look excellent as the Mexican automotive manufacturing base continues to grow, and our newly expanded Monterrey facility continues to gain share in the pickling and processing market.

Our joint venture with US Steel, WSP, had a slightly softer quarter. We recently added the capability to process and blank advanced high-strength steel with WSP, and we are in the process of proving our capability to serve customer demand in this growing segment.

Finally, our cold mill joint venture in China with our partners Nisshin and Marubeni-Itochu broke ground in November, and everything remains on track for our scheduled start up in the first half of 2016.

With the exception of some margin compression at ClarkDietrich, all of our other joint ventures were up year-on-year. Our flagship joint venture with Armstrong WAVE led the way as usual with sales up globally compared to last year, and yet another record financial performance. By region, WAVE Europe was flat while North America and Asia were both up significantly.

Overall, we are positioned to continue to deliver profitable growth for our shareholders. Our leaders and teams generally are performing at a high level, and we continue to use our data-driven approach to address our challenges and to drive transformational improvement in everything we do.

John, back to you.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

Mark and Andy, thank you. At this time, we will be happy to address your questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions). Gayle Podurgiel, Credit Suisse.

Gayle Podurgiel - Credit Suisse - Analyst

Good morning. I guess my first question is just about looking forward with the new oil price environment and trying to assess what your exposure is there. Can you give us a little more color there, and also talk about which shale basins you are most and least exposed to?

John McConnell - Worthington Industries, Inc. - Chairman, CEO

In broad form, and then Mark will finish this question up. But at the moment, we have not seen any retraction and orders business remain strong. Order book remains strong. Certainly we anticipate some slowing of new wells being drilled as we look forward. But we don't know to what extent, we'll have to wait and see. And as Mark will talk about the basins we're involved in, some of them are stronger in natural gas which is not something that we expect will be affected.

Mark Russell - Worthington Industries, Inc. - President, COO

We've spent a lot of time and money now building this business so that it has continental coverage. We believe we can supply all of the North American basins, certainly the US basins and plays. And we think that the effect of lower oil prices will be more pronounced in the wetter plays, such as the Bakken and the Eagle Ford where oil is the driver of new wells rather than natural gas. But in the basins where natural gas is more the driver, like the Marcellus and Utica for example, we think that the price of natural gas is going to support continued drilling there. And most of our customers indicate that will be the case.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

The other part of this that makes it harder to say one way or the other what will happen is depending on where they are, depending on the kind of well they are drilling, the breakeven point changes radically. It can be as much as $30 or $40 spreads. So, you can't just apply a blanket number.

Gayle Podurgiel - Credit Suisse - Analyst

So can you say whether or not you're more exposed to either oil or gas?

John McConnell - Worthington Industries, Inc. - Chairman, CEO

Say that again? What was the question?

Gayle Podurgiel - Credit Suisse - Analyst

I mean I understand that you guys have complete -- or very thorough coverage over the country, but can you say whether or not you are exposed to oil or gas more or less, or does it not --?

John McConnell - Worthington Industries, Inc. - Chairman, CEO

Which one is more important in our --.

Mark Russell - Worthington Industries, Inc. - President, COO

Our assessment of that is that it's a split, and it's slightly weighted to oil.

Gayle Podurgiel - Credit Suisse - Analyst
Thank you.

Operator

Aldo Mazzaferro, Macquarie.

Aldo Mazzaferro - Macquarie Research - Analyst

I was wondering. On your Steel Processing business, the volume growth has been quite strong, and I know you had some consolidation of assets into the business. Are we past anniversary date of that and are you seeing the demand reflect real underlying consumption or is there still some impact on a year-to-year basis from the consolidation?

 Mark Russell - Worthington Industries, Inc. - President, COO

There's none of that in there. Those year-on-year affects are gone, so everything you see is apples-to-apples.

Aldo Mazzaferro - Macquarie Research - Analyst

So, is tolling up so much because of just the strength in automotive, or is that a major market share gain that you're picking up there in the tolling?

Mark Russell - Worthington Industries, Inc. - President, COO

As you know, that MSCI just only recently added tolling to their numbers, so we don't have the same confidence in those numbers as we do the direct volume. But we believe we are picking up share in both cases. As you know, we have more pickling capacity than we've ever had before, and we are running pretty strong.

Aldo Mazzaferro - Macquarie Research - Analyst

Right. And then the other question I had, Mark, was on your spreads, your inventory profit and loss. Do you think you are at the point where you are going to go see that stabilize or are you still trailing the -- is the price kind of leading the costs down still?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

For the next couple of months, we expect sort of a trend downward and then it will stabilize at that point. It obviously somewhat depends on what --

Mark Russell - Worthington Industries, Inc. - President, COO

Where the price of steel goes, yes.

Aldo Mazzaferro - Macquarie Research - Analyst

And then if I could ask another quick one. In the Pressure Cylinders, the consumer products, are those -- can you name a couple of those big items in there? Is that the balloon business and things like that in -- I would assume?

Mark Russell - Worthington Industries, Inc. - President, COO

The 14 ounce and the 6 ounce were the big drivers there.

Aldo Mazzaferro - Macquarie Research - Analyst

Yes. Okay. Thanks very much.

Operator

John Tumazos, John Tumazos Very Independent Research.

John Tumazos - Tumazos Very Independent Research - Analyst

Congratulations on the results. It's kind of a big achievement when a tough quarter is $0.43 and you've had seven straight quarters of buybacks now. Two questions. First, should we expect buybacks every quarter now that it's seven straight?

Second, in your analysis of your existing businesses and new opportunities, what is the differential in the discount rate you used to evaluate projects between your superstar businesses and other businesses? And I consider your Steel Processing, consumer cylinders and WAVE to be your superstar businesses where some of those new things aren't as good as your old standbys. And I'm just wondering if you use differentials to evaluate potentially different risk factors.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 I guess the way I would answer that question is we tend to vary our discount rate based on the riskiness of either the country that we are operating in, and to some degree based on the business and maybe the size of the business that we are investing in. But I would say whether we're looking at a cylinder project or a steel project, certainly if it's a capital project, CapEx, the discount rate is going to be the same.

John Tumazos - Tumazos Very Independent Research - Analyst

 It seems like some of these good ideas aren't equivalent. Like the cabs were a good idea and some of the cylinder businesses are a good idea, but the EBITDAs aren't as consistent as WAVE.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

That's obviously -- if you look at it, that's historically absolutely correct. WAVE is just a phenomenal company. It's a very high standard to compare to. We try to get everything there. And when we are in an acquiring mode, in a growth mode, certainly there are going to be some missteps on the way and we anticipate that.

To your first question, it is, as we always say, it's part of our kind of the arrows in our quiver as far as share buyback goes is how we're going to use capital at any given time. I think it's safe to say, if you look at our history of buybacks, that we would consider our stock grossly undervalued today.

John Tumazos - Tumazos Very Independent Research - Analyst

Thank you and congratulations that a tough quarter is this good.

Operator

Phil Gibbs, KeyBanc.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Good morning. Tyler Kenyon in for Phil Gibbs. Just outside of the impairment and restructuring charges that you've highlighted in the release with respect to what's flowing through the Pressure Cylinders segment, was there anything else that maybe was more regular flowing through that segment? I know from time to time you have purchase price accounting adjustments and whatnot.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

Are you asking specifically about cylinders, Tyler?

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Yes.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

There are some smaller what I would call one-timers in cylinders. The way we tend to think about calling them out is if something exceeds $1 million, then we think it may be worthy of calling it out. There's always puts and takes in a quarter, and I would say, in cylinders, there absolutely are some M&A charges, there are some legal expenses, there's an insurance reserve that are somewhat one-time in nature. But I think you're kind of getting into some of the minutia there, but we didn't call it out.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

So, collectively, would probably sum to under $1 million or so?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

I think that's right. For the quarter, I think, if you met the puts and takes in cylinders, our one-timers, it's less than $1 million.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. Any way you could quantify just what some of the impact was just from some of the operational issues that you experienced in the quarter, both in the oil and gas business and also in Engineered Cabs?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

I guess, in cylinders, it is probably a little more complicated because we added a shift and we had some production inefficiencies related to a product mix change. In cabs, it's easier to quantify. The costs in Florence are probably $3 million to $4 million above what we expected due to this product ramp up. And so one of the things that we've talked about here is we obviously aren't overly satisfied with the quarter, but if we look at the FIFO swing of $5 million, add in $4 million of excess costs in Florence and then several million dollars in the cylinder business, if you add all those things back which we think are controllable costs, we are still performing at a very high level. It's just not reflected in an EPS number.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. So if I heard you correctly, you think it probably takes a couple of quarters in order to get those businesses back up and in line with kind of where you think they should be running at this point?

Mark Russell - Worthington Industries, Inc. - President, COO

We'll make progress on them. We are making progress on them now, we believe. But it will take a couple of quarters to get back to where it -- to get it back to target, I believe.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

That's a fair way to look at it. These are all pretty much blocking and tackling issues that just need to be addressed.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. And then just one last one. Any update on kind of what your CapEx plans are for fiscal 2015 and 2016?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

To be honest, I don't have a view on 2016 at this point. For 2015, we've sort of guided you at $100 million, potentially as high as $120 million. Right now, our kind of run rate is $25 million a quarter and I think that will probably continue for the next couple of quarters.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. And actually one last one. It looked like there was a rather large reduction to accruals in the quarter, and I'm just kind of wondering. Was that anything -- was that more of a timing issue, or anything you could add there would be helpful.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

Yes. It's mostly in and around payables, and there's really two issues there. One is we made a system change at the beginning of calendar 2014 which caused our payables to go up a little bit due to some changes we made to the way we are running the business. That is starting to come back in line to I'll call it a more normal level, and it really is I think back in line.

The other thing, about half of that $72 million, if you look at the payables line, is really a timing issue. Because we are such a big buyer of steel, if we make a payment to a mill, it can be in the tens of millions. And I think we had a $30 million swing just in the steel company from mill payments due to the timing of a payment being right at the end of the quarter.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay, thank you. Appreciate the color.

Operator

(Operator Instructions). Luke Folta, Jefferies.

Luke Folta - Jefferies & Co. - Analyst

Good morning guys. Just to follow up on the Pressure Cylinders line of questioning, if we try to strip out the noise this quarter, what do you think is a good -- at the current product mix, given the acquisitions that you've made, what do you think is a good estimate or range of what a normalized margin looks like in this business now?

John McConnell - Worthington Industries, Inc. - Chairman, CEO

As you know, we really avoid any kind of direct forward coloring and guidance. So we are happy with the acquisitions we've made. We think the markets will serve us well over the long term. We know that this market can be volatile. It's going to go up and down a little bit. But overall we are very happy with the niche that we have carved out for ourselves to date.

Luke Folta - Jefferies & Co. - Analyst

Okay.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

And certainly the new things -- when Mark talked about dHybrid, the fuel systems and the things that we are looking at going forward that are in and around that market adding in cryogenics, we think that market is going to serve us very well.

Luke Folta - Jefferies & Co. - Analyst

Okay. So I think over the last couple of years, you've had margins in the range of let's say mid-8s% to almost 9% sort of if you look at the annual averages. Is that something you'd characterize as being happy with going forward, or do you think there is some more work you need to do there in terms of improving that? I'm just trying to get a sense of -- it's harder to understand how to think about that just given how all the new businesses are layering into that. It just makes it more difficult to understand sort of midcycle in that business.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

So, if you look at last year, I think we got just north of 9% margins in the cylinder business. And obviously, the first couple of quarters of this fiscal year were operating below that because of some of the issues that we talked about with higher production costs. I would be disappointed if we couldn't get back to that sort of mid-9% number.

I'll also throw in there that one of the things that is a real opportunity in cylinders is continuing to drive the transformation playbook in there. we had great success in steel raising margins and we still see that as a longer-term opportunity in cylinders. It's not something that's going to happen next quarter, but we do believe today cylinder margins are below their normalized run rate.

Mark Russell - Worthington Industries, Inc. - President, COO

Also, Luke, as John said, all of the acquisitions that we've made, our target margins and expected long-term margins are higher than historical average, every one of them.

Luke Folta - Jefferies & Co. - Analyst

Right. Okay. And then on related to your construction leverage, to the extent we see things getting materially better next year, looking forward, so I think, as of last quarter, 9% of your steel cost declines were in construction. Can you just give us a sense where exactly those products go, where your flat roll goes into construction? And whether it's maybe looking at last cycle or forward-looking, if it's 9% now, in a really good construction market like we saw last cycle, what sort of percentage can we expect?

Mark Russell - Worthington Industries, Inc. - President, COO

As you know, construction is a significant market for us. It's not nearly as important as automotive. And most of our products are going into niche applications. In fact, some of you might not normally consider when you're thinking about construction uses, for example we sell a lot of steel for culvert applications. That goes in when people are putting in a planned unit development. They have to put in culverts and things like that. So the increase in residential and multifamily to the extent that you create a new subdivision, that creates some demand for us.

The other parts of our business actually are more levered to a recovery in commercial construction than the steel company. Our joint ventures for example, ClarkDietrich and WAVE, would both be highly levered to a recovering commercial construction.

Luke Folta - Jefferies & Co. - Analyst

My next question was a similar question for WAVE and metal framing. In terms of volumes today versus where they were in the last up cycle, we don't have disclosure anymore on metal framing. Can you quantify that to any degree?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

Yes, sure. Both of those businesses are up I'll call it between 6% and 8% volume year-over-year here in the US.

Luke Folta - Jefferies & Co. - Analyst

Okay. But to the extent that we get a much sharper recovery over the next couple of years, how much upside do you think we have (technical difficulty)

Andy Rose - Worthington Industries, Inc. - EVP, CFO

It's tough to quantify. There's clearly upside. I think most people believe the construction cycle is really just starting to recover. So I guess my word would be multi-year expansion. But you know, how long and how high is hard to predict.

 Mark Russell - Worthington Industries, Inc. - President, COO

I would characterize it as significant for those businesses. Historically, every time commercial construction recovers, they have a significant increase.

Luke Folta - Jefferies & Co. - Analyst

All right. And then just lastly, I guess on the metal framing business, the margin pressure that you've seen, is this just competitive dynamics here or was there something else in the quarter?

Mark Russell - Worthington Industries, Inc. - President, COO

It's a highly competitive market, always has been, especially at the moment.

Luke Folta - Jefferies & Co. - Analyst

Okay, thank you.

Operator

(Operator Instructions). Dan Whalen, Topeka Capital Markets.

Dan Whalen - Topeka Capital Markets - Analyst

Thank you very much. A lot of my questions have been addressed here, but just in terms of the fire at the one facility, I was curious, where you lost a week of production, I was curious to know if there's any sort of business interruption insurance that may flow back through the P&L in a quarter or two that could recoup some of those losses.

And then secondarily, just in terms of trying to look -- I understand it will probably take a couple of quarters to rein in some of these incremental costs, but how much -- and again, qualitatively or however you can do it, but in terms of adding shifts and capacities, is this going to be another significant headwind in the current quarter?

Andy Rose - Worthington Industries, Inc. - EVP, CFO

The first one, as it relates to business interruption, we do have broad-based coverage across all of our businesses. It's probably hard for me to quantify but we should recover some of that. We do also have deductibles where the first $0.5 million in many cases we absorb that cost, so there should be some recovery. I wouldn't get too excited about how meaningful it was -- it will be in the future.

Dan Whalen - Topeka Capital Markets - Analyst

Okay.

Mark Russell - Worthington Industries, Inc. - President, COO

Your second question about the cost headwinds we have in a couple of facilities, how much of that would continue in future quarters. In those two facilities, it will take more than one quarter to get it back on track. We hope it doesn't take more than a few. In fact, we intend that it doesn't.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

But we expect to diminish some during the next quarter. Again, these are well intended but self-inflicted wounds. They're blocking and tackling issues. You just have to go through it one at a time. And that's what we are about doing.

Dan Whalen - Topeka Capital Markets - Analyst

 Okay. So it could be a modest downtick but comparable levels next quarter, but overall it's a fixable issue that should flesh out certainly prior to the end of the year, fiscal year. Is that fair? Or maybe we're premature.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

I wouldn't say we expect a downtick from current levels. I think we would expect some modest improvement hopefully.

Dan Whalen - Topeka Capital Markets - Analyst

I'm sorry, I'm referring to the headwinds. So, an incremental improvement or however you want to look at it.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

(multiple speakers) A downtick in headwinds, so yes.

Andy Rose - Worthington Industries, Inc. - EVP, CFO

That's accurate.

Dan Whalen - Topeka Capital Markets - Analyst

Okay. And just in terms of your -- in the cabs business certainly continues to struggle from I guess a little bit of some internal issues, but also from a macro perspective. Is there -- in terms of when that gets back to profitability, is that kind of a mid-fiscal 2016 ballpark target, or how are you guys thinking about that?

Mark Russell - Worthington Industries, Inc. - President, COO

You know we don't give forward guidance. If you listen to the recent Deere and Cat reports, those are two top customers for us.

Dan Whalen - Topeka Capital Markets - Analyst

Exactly.

Mark Russell - Worthington Industries, Inc. - President, COO

And our demand is going to follow their. when we bought this business, the volume started to climb, some of the markets corrected. And now that some of them are starting to stabilize, construction is up, forestry is up, agriculture is up and that's one of the things that was keeping us going. So, it seems like we can't hit on all cylinders. If we do, and I expect we will, historically that happens. It's cyclical. When it does, we'll have a significant recovery. As to when that will be, we can't say.

Dan Whalen - Topeka Capital Markets - Analyst

Fair enough. Appreciate the added color.

Operator

Charles Bradford, Bradford Research.

Charles Bradford - Bradford Research - Analyst

Good morning. We've recently seen some pretty substantial decreases in foreign currency values like in Russia, and Mexico, and a few others. And we also noticed a $30 cut today in the price of slams out of Russia. Are you seeing much of an impact of the currency steel imports and import prices?

Mark Russell - Worthington Industries, Inc. - President, COO

We look at all of those in dollar terms. And as you said, in a fast-moving environment like you have now, you've got to constantly watch that. And it creates arbitrageurs for the traders. That's why they exist I guess. But our view is that spreads are as wide as they have ever been. We don't expect them to get any wider. Typically, when it gets this wide, then the trade flow start to equalize. That's kind of our view. We never speculate on those things and we don't ever buy foreign unless it's back-to-back with customers.

Charles Bradford - Bradford Research - Analyst

At some point, maybe a year or two ago, you talked a lot about using some hedging devices in order to try to control some of the pricing. I presume that's still continuing?

Mark Russell - Worthington Industries, Inc. - President, COO

Absolutely. We run a balanced price-risk position at all times. When we sell steel to customers, we've either bought it from the mill or we hedged it.

Charles Bradford - Bradford Research - Analyst

Thank you.

Operator

At this time, I'm showing no further questions. Please go ahead with any closing comments.

John McConnell - Worthington Industries, Inc. - Chairman, CEO

This quarter did not meet the high expectations we set for ourselves. I think it's instructive that we are not satisfied, even though this quarter was stronger than the same quarter last year, which is our stated objective. Again, thank you for joining us. We wish you a safe and enjoyable holiday.

Operator

Thank you. Ladies and gentlemen, today's conference call will be available for replay after 12:30 p.m. today until midnight December 25. You may access the AT&T teleconference replay system by dialing 800-475-6701 and entering the access code of 345067. International participants may dial 320-365-3844. Those numbers once again, 1-800-475-6701, or 320-365-3844, and enter the access code of 345067.

That does conclude your conference call for today. Thank you for your participation and for using AT&T Executive Teleconference service. You may now disconnect.

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